EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI
Chairman and Chief Executive Officer

-Conference Call-
Fourth Quarter 2009 Earnings Announcement

January 28, 2010
Los Angeles, California

Thank you, Chris. Good morning, ladies and gentlemen.
2009 was an interesting year that tested strategic and execution capabilities across the U.S. oil and gas industry. We believe that Oxy passed last year’s test with an A+. We achieved solid financial results in a challenging environment.
In a few minutes, Steve Chazen will provide details on our financial results for the fourth quarter and full year of 2009. But first, I want to mention some highlights and key developments of the past year that we believe are integral to Oxy’s continued success in 2010 and beyond.
Notably, in 2009 we were able to grow our worldwide production 7-percent year-over-year while not increasing our net debt to capitalization ratio. This brought us to the highest annual production volume in our history – 645,000 BOE per day. We expect a similar increase in oil and gas production both this year and next while continuing to focus on operational efficiency.
Also noteworthy, during the next two weeks we will be announcing the official results of our 2009 production replacement. The results look very favorable. We expect to announce that the 2009 reserve replacement ratio is about 200 percent.
In 2009 we maintained our “A” debt rating across all ratings agencies. And we continued to build our pipeline of exciting opportunities, which gives us confidence that our production increases from continuing operations of about 5 to 8 percent annually over the last five years will again be an achievable target for the next five years.
These results are attributable to consistent execution of our long-term financial strategy, as well as a successful companywide initiative to reduce costs.
We aggressively managed our oil and gas production costs in 2009’s volatile commodity price environment, reducing our oil and gas production costs per BOE by 15 percent, excluding production and property taxes. We ended the year with cash on hand of $1.2 billion, very little debt and one of the strongest balance sheets in the industry.
During the past 12 months, we capitalized on some key opportunities to strengthen our position and achieve further growth.
In the United States, we announced a significant discovery of oil and gas reserves in Kern County, California, with initial estimated reserves of 150 to 250 million gross barrels of oil equivalent. Steve will give you an update on its continued production growth in his upcoming comments.
We also made numerous acquisitions of properties adjacent to our key operations in Texas and California, and expanded other areas of our core business.
In our chemical segment, we acquired Dow Chemical Company’s calcium chloride operations. Calcium chloride is a premium salt with a variety of beneficial applications, including ice control on roads and sidewalks. Our product line has an approximately 65 percent share of the North American calcium chloride market.
There were also significant, positive developments in the Middle East.
In Bahrain, we are partnering with Mubadala of Abu Dhabi on a project to redevelop the Bahrain Field. Field operations began on December 1st. We expect to increase oil production from the Bahrain Field to about three times its current level of production, to reach 100,000 barrels of oil equivalent per day within seven years, and increase gas production by more than 65 percent to approximately 2.5 billion cubic feet per day.
It was announced in the fourth quarter that Oxy, partnering with a consortium led by Eni, was awarded a license for development of the Zubair Field in Iraq. Last Friday we announced the signing of the contract with the government of Iraq. We expect Zubair to reach production of approximately 1.2 million barrels of oil per day within the next six years.
Solid production growth continued at the giant Mukhaizna oilfield in south-central Oman, where we have a major steam flood project for enhanced oil recovery. As of year-end 2009, gross daily production was over 10 times higher than the production rate in September 2005, when Oxy assumed operation of the field.
Looking ahead to our 2010 capital expenditures, we plan to increase CAPEX approximately 19 percent from the $3.6 billion spent in 2009 to about $4.3 billion, for projects that will stimulate our continued growth while maintaining our targeted financial returns.
Our 2009 results confirm that Oxy is well positioned to succeed in the volatile business climate that has presented significant challenges to our industry and to the global economy. We plan to maintain a low-risk, low-leverage profile and a consistent focus on building stockholder value.
With our concentration on core areas, growth in production and reserves, efficient operations and strong balance sheet, we are confident in our ability to continue achieving sustained growth and delivering solid profitability.
I’ll now turn the call over to Steve Chazen.
###

Occidental Petroleum Corporation

STEPHEN CHAZEN
President and Chief Financial Officer

– Conference Call –
Fourth Quarter 2009 Earnings Announcement

January 28, 2010
Los Angeles, California

Thank you Ray.
Net income was $938 million in the fourth quarter of 2009, compared to $443 million in the fourth quarter of 2008.  The 2009 fourth quarter net income included after-tax non-core charges, mostly consisting of a $115 million impairment of certain Argentine producing properties.  The 2008 fourth quarter included after-tax non-core charges of $514 million for impairments, rig termination costs and plant closures.  Core results were $1.1 billion in the fourth quarter of 2009, compared to $957 million in the fourth quarter of 2008.
Here’s the segment breakdown for the fourth quarter.
Oil and gas fourth quarter 2009 segment earnings were $1.6 billion, compared to $339 million for the fourth quarter of 2008.  Oil and gas core results for the fourth quarter of 2009 were $1.8 billion compared to $1 billion for the fourth quarter of 2008, after excluding asset impairments in both periods and rig termination costs in 2008.
●	The increase in the 2009 fourth quarter earnings was due to higher crude oil prices and sales volumes and lower operating expenses.

Occidental’s average realized crude oil price in the 2009 fourth quarter was $69.39 per barrel, an increase of 30 percent from the $53.52 per barrel in the comparable period of 2008.  Oxy’s domestic average realized gas price for the quarter was $4.37 per mcf, compared with $4.67 per mcf for the fourth quarter of 2008.

●
Worldwide oil and gas sales volumes for the fourth quarter of 2009 were 650,000 barrels of oil equivalent per day, an increase of nearly 5 percent, compared with 620,000 BOE per day in the fourth quarter of last year.  Daily production volume increased 23,000 BOE from Oman and Bahrain, 6,000 BOE from Argentina and 13,000 BOE from California operations, excluding Long Beach.  Partially offsetting these increases were lower Middle East volumes of 7,000 BOE per day caused by higher oil prices affecting our production sharing contracts.

●	Fourth quarter of 2009 worldwide oil and gas sales volumes increased 3 1/2 percent or 22,000 BOE per day from the third quarter 2009 sales volumes of 628,000 BOE per day.
	○	We began Bahrain production and development activities on December 1, 2009.
	○	Argentina volumes increased by 8,000 BOE per day. The third quarter included a 9,000 BOE per day loss due to the Santa Cruz strike.
	○	California volumes, excluding Long Beach, increased by 3,000 BOE per day.
	○	Oman volumes increased by 4,000 BOE per day from the Mukhaizna field.
●	Exploration expense was $99 million in the quarter.

Chemical segment earnings for the fourth quarter of 2009 were $33 million, compared to $127 million in last year's fourth quarter.  After excluding plant closure and impairments, the fourth quarter 2008 core results were $217 million.  The fourth quarter 2009 results reflect the continued weakness in most domestic markets, but in particular U.S. housing, durable goods and agricultural sectors.
Midstream segment earnings for the fourth quarter of 2009 were $81 million, compared to $170 million in the fourth quarter of 2008.  The decrease in earnings was due to lower margins in the marketing business in 2009 compared to 2008, partially offset by improved NGL margins resulting from lower maintenance expenses, energy costs and property taxes in the gas processing business and higher income from the Dolphin Pipeline.
The worldwide effective tax rate was 41 percent for the fourth quarter of 2009, in line with our guidance.
Let me now turn to Occidental's performance during the twelve months.
Net income was $2.9 billion for the twelve months of 2009, compared with $6.9 billion for the same period of 2008.  Core results for the twelve months of 2009 were $3.1 billion, compared with $7.3 billion for the full year of 2008.  Income for the twelve months of 2009 included $168 million of charges, net of tax and 2008 included $491 million of charges, net of tax, for the items noted on the schedule reconciling net income to core results.
Oil and gas cash production costs, excluding production and property taxes, were $10.37 a barrel for the twelve months of 2009, a 15 percent decline from last year's twelve-month costs of $12.13 a barrel.
Taxes – other than on income were $1.77 per barrel for the twelve months of 2009 compared to $2.62 per barrel for all of 2008.  These costs, which are sensitive to product prices, reflect lower crude oil and gas prices in 2009.

Capital spending for 2009 was $3.6 billion.  Capital expenditures by segment were 79 percent in Oil and Gas, 6 percent in Chemical and 15 percent in Midstream.  The Oil and Gas expenditures were 56 percent in foreign operations and 44 percent domestically.
Cash flow from operations for the twelve months of 2009 was $5.8 billion.  We used $3.6 billion of the company’s cash flow to fund capital expenditures and $1.8 billion on acquisitions and foreign bonuses.  These items amounted to $5.4 billion of cash use.  We also used $1.1 billion to pay dividends.  These and other net cash flows decreased our $1.8 billion cash balance at the end of last year by $600 million to $1.2 billion at December 31.  Fourth quarter free cash flow after capital spending, dividends and taxes but before acquisition activity was about $850 million.
The weighted average basic shares outstanding for the twelve months were 811.3 million and the weighted average diluted shares outstanding were 813.8 million.
Our debt to capitalization ratio was 9 percent.  Oxy's 2009 return on equity was 10.3 percent, with return on capital employed of 9.6 percent.
Now we'll discuss some factors affecting our 2010 program.
Beginning in 2010, we are making three reporting changes which will impact comparability between years.
●
Historically, our production volumes have been reported as a mix of pre-tax and after tax volumes while our revenues have reflected only pre-tax sales.  This difference is caused by our production sharing contracts in the Middle East and North Africa where production is immediately taken and sold to pay the local income tax.  We have treated this as additional revenues but not additional production.  To simplify our reporting and to conform with industry practice, our production and our revenues will now be tied.  Beginning this year we will refer to production on this more accurate and consistent basis.  To assist you in making comparisons, an historical chart is presented in the Investor Relations Supplemental Schedules that shows what the previous 5-year and the 2009 quarterly volumes would have been on this basis.  All references to growth and volume comparisons will be against these reformatted production volumes.  For example the production from last year will be referred to as 714,000 BOE per day rather than 645,000 BOE per day for the year.  This change will have no effect on the company's financial statements.

●
We have combined most of our gas production in the mid-continental regions of the United States into a single business unit called Midcontinent Gas, in order to take advantage of common development methods and production optimization opportunities.  This business unit will include the Hugoton field, the Piceance basin as well as the bulk of the Permian basin non-associated gas assets, which had been reported as part of the Permian business unit through the end of 2009.  Starting in 2010, these assets will be reported in Midcontinent Gas.  As a result, Midcontinent Gas unit's production will be approximately 75 percent gas and 25 percent liquids.  Permian's production will go from 84 percent liquids and 16 percent gas, to 89 percent liquids and 11 percent, mostly associated, gas.  Included in the Investor Relations Supplemental Schedules are charts showing what the previous 5-years and the 2009 quarterly sales volumes would have been for these business units if those Permian gas properties had been reported as part of Midcontinent Gas.

●
Capitalized CO2 – Occidental's policy regarding tertiary recovery is to capitalize costs, such as CO2, when they support development of proved reserves and generally expense these costs when they support current production.  In 2009, we capitalized approximately 50 percent of the CO2 injected in the Permian basin.  Over the years, as the CO2 program matures, a larger portion of the injected gas supports current production.  Beginning in 2010, we will be expensing 100 percent of the CO2 injected, in order to simplify the process of determining the portion that should be capitalized versus expensed.  In 2009, $69 million of CO2 costs were capitalized.

As we look ahead in the current quarter:
●
We expect oil and gas sales volumes to increase from the reformatted fourth quarter 2009 amount of 722,000 BOE/day to about 730,000 to 740,000 BOE/day at about current oil prices.  Increases will come from California, Bahrain and Oman.

With regard to prices -
●
At current market prices, a $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings before income taxes by about $36 million.  The average fourth quarter WTI oil price was $76.19 per barrel.

●	A swing of 50-cents per million BTUs in domestic gas prices has a $24 million impact on quarterly earnings before income taxes. The current NYMEX gas price is around $5.60 per MCF.
Additionally -
●	We expect exploration expense to be about $75 million for seismic and drilling for our exploration programs.
●
For the chemical segment, the international markets remain solid.  In the United States, we have a competitive advantage against foreign products; however, the housing and construction markets remain weak, which will limit improvement in sales volumes and margins.  Chemical earnings for the first quarter are expected to be in the range of $30 million to $50 million.

●
We expect our combined worldwide tax rate in the first quarter of 2010 to be in the range of 42 to 43 percent depending on the split between domestic and foreign sourced income.  Our fourth quarter U.S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule.”

For all of 2010:
●
We expect capital spending for the total year to be about $4.3 billion.  Our capital program will continue to focus on ensuring that our returns remain well above our cost of capital.  The additional capital from 2009's $3.6 billion level will be allocated to the Oil and Gas segment. Of this increase, about a quarter each will go to California and Iraq, about 15 percent to Bahrain and 10 percent to Midcontinent Gas.  As a result, the capital allocation will be approximately 82 percent in Oil and Gas with the remainder being spent in Midstream and Chemical.

●	Our Oil and Gas DD&A expense for 2010 should be approximately $10.75 per BOE. Depreciation for the other two segments should be approximately $450 million.
●
California Exploration – Excluding the Kern County discovery, over the course of a couple of years, we have drilled 39 exploration wells seeking non-traditional hydrocarbon bearing zones in California.  Of these wells, 12 are commercial and 10 are currently being evaluated.  Occidental holds approximately 1.3 million acres of net fee minerals and leasehold in California, which have been acquired in the last few years to exploit these opportunities.

●
At the Kern County discovery we are producing approximately 145 million cubic feet of gas and 7,500 barrels of liquids per day from 15 wells.  This is 5,700 BOE per day higher production than the 26,000

BOE we disclosed last quarter.  Cumulative gross production since the start of production through the end of December 2009 has been 19.4 billion cubic feet of gas and 1.5 million barrels of liquids.  We expect to drill 8 wells in the first half of the year focusing on oil drilling and exploring the limits of the field.  We also expect to add skid mounted gas processing facilities by the second quarter.  We expect to add to our gas production once these facilities are installed.

●	Copies of the press release announcing our fourth quarter earnings and the Investor Relations Supplemental Schedules are available on our website at www.oxy.com or through the SEC’s EDGAR system.
Now we’re ready to take your questions.

Occidental Petroleum Corporation
Free Cash Flow
Reconciliation to Generally Accepted Accounting Principles (GAAP)
($ Millions)

	Qtr 4	2009
Consolidated Statement of Cash Flows
Cash flow from operating activities	1,970	5,813
Cash flow from investing activities	(2,079)	(5,327)
Cash flow from financing activities	(269)	(1,033)
Change in cash	(378)	(547)

Free Cash Flow
Cash flow from operating activities	1,970
Capital spending	(932)
Cash dividends paid	(269)
Equity method investment dividends	81
Free cash flow	850